Exhibit 1

                            STOCK PURCHASE AGREEMENT

         THIS agreement ("Agreement") is made and entered into as of the 6th day of June 2001, by and between Hughes Holdings LLC., a Delaware corporation, having an address of 488 Madison Avenue, 8th Floor, New York, NY 10022 ("Purchaser"), and Commtouch Software Ltd, an Israeli corporation trading on the Nasdaq National Market under the Symbol "CTCH" and having a United States address of 2029 Stierlin Court, Mountain View, CA 94043 , and an Israeli address of 6 Hazoran Street, Poleg Industrial Park, P.O. Box 8511, Netanya 42504, Israel ("Seller");

         WHEREAS, the Seller is the issuer of the stock and currently has reserved shares under a valid and effective shelf registration statement (the "Registration Statement") on file with the Securities and Exchange Commission (the "SEC") for up to 4,000,000 ordinary shares of the Seller's capital stock (the "Shares"); and

         WHEREAS, the Purchaser desires to purchase a specified number of the Shares and the Seller desires to sell a specified number of the Shares, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the specified number of Shares subject to this Agreement, it is hereby acknowledged and agreed as follows:

1. PURCHASE AND SALE.

         (i) Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined) of the transactions contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser and the Purchaser shall purchase up to 850,000 shares (the "Initial Shares") with an option for four (4) months after the Closing (as defined herein) to purchase up to an additional 1,400,000 (the "Option Shares") freely tradable, registered, unencumbered Shares of the Seller; provided, that if Purchaser does not exercise its option to purchase Option Shares during any continuous two (2) weeks during the term of this Agreement, any and all of the Seller's future obligations as pertaining to the Option Shares hereunder shall terminate with the exception of delivery of shares purchased and warrants owed under the terms of this Agreement. The Purchaser shall purchase from the Seller the Initial Shares and Option Shares in consideration of the Purchase Price (as defined herein) set forth in this Agreement. Upon confirmation of delivery of the shares via DTC or DWAC by the Seller to Purchaser's account at Refco, Refco shall wire transfer payment of the Purchase Price to the Seller from the Purchaser's account according to the instructions attached hereto. The Seller shall have all the necessary transfer documentation affixed thereto at the expense of the Seller. If all other closing conditions have been met, including obtaining all approvals and consents as may be required under Israeli law, including without limitation, approvals required by the office of any chief Scientist and in the event the Seller does not deliver the stock certificate(s) representing the Initial Shares or the Option Shares, as the case may be, (i) the Seller shall pay a penalty equal to two percent (2%) of the value of such Shares to the Purchaser if the Seller delivers such shares to Refco via DTC on the fourth business day following the date on which all other closing conditions have been met, and (ii) the Seller shall pay a penalty equal to five percent (5%) of the value of Shares to the Purchaser each day from the fifth business day following the date on which all other closing conditions have been met until the Seller delivers such Shares to Refco via DTC. If all other closing conditions have been met and in the event Purchaser fails to provide Seller with the Purchase Price, (i)
Purchaser shall pay a penalty equal to two percent (2%) of the value of such Shares to the Seller if Purchaser makes payment of the Purchase Price on the fourth business day following the date on which all other closing conditions have been met, and (ii) Purchaser shall pay a penalty equal to five percent (5%) of the value of Shares to be purchased each day from the fifth business day following the date on which all other closing conditions have been met until the Purchaser delivers the Purchase Price to Seller.

         (ii) The Initial Shares and the Option Shares represented herein shall have been registered under the Securities Act of 1933, as amended, and the Registration Statement has been declared effective by the SEC, as of the Closing.

2. WARRANT COVERAGE: The Seller shall, in a proportion of 10% of the shares issued each week , issue (i) warrants to purchase up to 85,000 shares of the Seller's capital stock (the "Warrant") at an exercise price of $1.20 per share and (ii) additional warrants to purchase up to 140,000 shares of the Seller's capital stock in the event the Purchaser elects to purchase all of the Option Shares (the "Option Warrant") . The Option Warrant shall be exercisable for shares of common stock of the Seller at one hundred twenty percent (120%) of the applicable Purchase Price as set forth in Section 5 hereof.

3. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out herein.

4. CLOSING. The closing or closings of the Initial Shares and the Option Shares, as the case may be, shall take place as soon as practicable after the closing conditions set forth herein are met by the parties in amounts of no less than $250,000 and no greater than $2,000,000 (per closing) worth of the Seller's Shares from time to time, which shall be purchased weekly, from the date following the execution of this Agreement (the "Closing").

5. AMOUNT AND PAYMENT OF PURCHASE PRICE


         (i) Consideration. As total consideration for the purchase and sale of the Initial Shares and the Option Shares, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of 90% of the VWAP (VWAP shall be based upon the VWAP function from Bloomberg for determining the Volume Weighted Average Price with the highest of the five days eliminated; for example, the lowest four of the five trailing days VWAPs) for the proceeding five trading days, such total consideration to be referred to in this Agreement as the "Purchase Price". However, if the VWAP for the pricing period is less than $0.75 cents the Purchaser can purchase $250,000 worth of stock at the $0.75 less the allowed 10% discount or choose not to fund. The Seller will not be obligated to sell any Shares pursuant to this Agreement below the $0.75 less the 10% discount. If trading is halted or suspended for any reason, this Agreement shall be suspended until trading resumes. If the VWAP falls below $0.75 cents the Seller may at its option elect to accept a negotiated bid from the Purchaser upon the parties' mutual agreement. Such negotiated bid shall be submitted and accepted in writing. The Purchaser shall have no obligation to the Seller if the VWAP falls below $0.75.

         (ii) Payment. The Purchase Price shall be delivered to Seller's account at Refco upon delivery of the Initial Shares and/or the Option Shares, as the case may be, in accordance with Section 1(i) hereof, in the name of Hughes Holdings LLC.

         (iii) Closing Conditions. The Closing shall be subject to (i) delivery of a draw down notice by the Seller to the Purchaser, (ii) delivery of the Purchase Price to the Seller by the Purchaser, (iii) delivery of the Initial Shares and the Options Shares, as the case may be, in accordance with Section 1(i) hereof, (iv) the Purchaser's receipt of the Initial Shares and/or the Option Shares, as the case may be, (v) the Seller's receipt of the Purchase
Price, and (vi) as may be required under Israeli law, including without limitation, approvals required by the office of any chief Scientist. In the event the Seller is required to obtain shareholder or NASDAQ approval with respect to part or all of the transactions contemplated herein, the Seller shall have the right to terminate the Agreement absent such shareholder approval. Without shareholder approval as required by Nasdaq, the Seller will not be obligated to issue in excess of 19.9% of its outstanding capital stock.

6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents the following:

         (i) The Seller is authorized to issue the Initial Shares and the Option Shares being offered and the Initial Shares and the Option Shares are lawfully and wholly owned by the Seller and are free and clear of all liens, agreements, security interests, claims and encumbrances of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in the Initial Shares and the Option Shares.

         (ii) The Seller has full power and authority to enter into and consummate this Agreement, and the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein other than CTCH, which may or may not be required, and if required, the Closing of the transactions herein shall be conditioned upon such consent.

         (iii) The Seller represents that it is the issuer of the security listed on the NASDAQ National Market under the symbol CTCH and the Initial Shares and the Option Shares are or will be at the time of closing registered and/or are eligible for sale under the Securities Act of 1933, as amended.

7. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller or Purchaser which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby makes the following representations and warranties to the Seller:

         (i) Organization and Standing of the Purchaser. The Purchaser is a [corporation/limited liability Seller] duly organized, validly existing and in good standing under the laws of Delaware.

         (ii) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Initial Shares and Option Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its board of directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

         (iii) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Seller and materials relating to the offer and sale of the Initial Shares and the Option Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Seller. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Initial Shares and the Option Shares. Purchaser understands that it (and not the Seller) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

9. ADDITIONAL REQUIRED ACTIONS. The parties agree to take any additional actions and execute any documents required by any party herein in connection with the transactions contemplated by this Agreement.

10. GENERAL PROVISIONS

         (i) Entire Agreement; No Modification. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein. This Agreement may not be amended or modified except in writing signed by each of the parties

         (ii) Notices. All notices or other documents under this Agreement shall be in writing and delivered by facsimile, personal delivery, overnight courier, or certified mail, postage prepaid, addressed to the parties at the addresses first above written, or any new address designated in like manner by any party hereto.

         (iii) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (iv) No Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

         (v) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (vi) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

         (vii) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         (viii) Choice of Law and Forum. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Each of the parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other count. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement is expressly and irrevocably waived. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. In the event of suit under this Agreement, the prevailing party will be entitled to costs, including reasonable attorneys' fees; provided, however, in the event that damages are reduced from the original claim brought by the initiating party, the amount of costs provided shall so reflect such reduction by an equal pro rata amount.

         (ix) Public Disclosure; No Delay. The Seller and Purchaser shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior approval of the other (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLER:
                                        Witness as to Seller:


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By:                                     Print: _________________________________
PURCHASER:
                                        Witness as to Purchaser:


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By: Hughes Holding, LLC
                                        Print: _________________________________